As filed with the Securities and Exchange Commission on September 19, 2017

Registration No. 333-219973

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Despegar.com, Corp.

(Exact name of Registrant as specified in its charter)

British Virgin Islands	4700	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Juana Manso 999

Ciudad Autónoma de Buenos Aires, Argentina C1107CBR

Telephone: +54 11 4894-3500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

National Corporate Research Ltd.

10 E. 40th Street, 10th floor

New York, NY 10016

Telephone: 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Juan Francisco Méndez Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000	Ward Breeze Heidi E. Mayon Brian C. Hutchings Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 220 West 42nd Street, 17th Floor New York, New York 10036 Telephone: (212) 730-8133

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Despegar.com, Corp. has prepared this Amendment No. 4 to the Registration Statement on Form F-1 for the sole purpose of filing Exhibits 5.1, 8.1 and 23.2 to the Registration Statement with the Securities and Exchange Commission and restating the Exhibit Index incorporated by reference in Item 8 of Part II of the Registration Statement. This Amendment No. 4 consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature pages and the Exhibit Index, and the Exhibits filed herewith. No change is made to the preliminary prospectus constituting Part I of the Registration Statement, and accordingly, such preliminary prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Under BVI law, each of our directors, in exercising his powers or performing his duties, is required to act honestly and in good faith and in what the director believes to be in our best interests, is required to exercise his powers as a director for a proper purpose, may not act, or agree to us acting, in a manner that contravenes the BVI Act or our memorandum or articles of association, and is required to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances (taking into account, but without limitation, the nature of the company; the nature of the decision; and the position of the director and the nature of the responsibilities undertaken by him).

Our IPO memorandum and articles of association provide that, to the fullest extent permitted by law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which the Company is permitted to provide indemnification under applicable law) through provisions in the IPO memorandum and articles of association, agreements with such directors, officers agents or other persons, vote of disinterested directors or otherwise, subject only to limits created by the BVI Act.

Our IPO memorandum and articles of association provide that the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or (b) is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise; provided that such indemnification shall not apply unless the person claiming such indemnification acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

We may pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

We may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not we have or would have had the power to indemnify the person against the liability as provided in our IPO memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Item 7. Recent Sales of Unregistered Securities.

On May 3, 2017, the stockholders of our predecessor, Decolar.com, Inc., a Delaware corporation, exchanged their shares for newly issued ordinary shares of Despegar.com, Corp. to create a new BVI holding company. During the past three years, Decolar.com, Inc. has (a) issued and sold and (b) repurchased from our shareholders, the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Title of Securities	Number of Securities	Consideration (in $)		Securities Registration Exemption
Expedia, Inc.	March 6, 2015	common stock	9,590,623	270,000,014	(1)	Regulation S and Section 4(a)(2) of the Securities Act

(1)	Decolar.com, Inc. used $50,000,000 of this consideration to repay in full promissory notes held by Tiger Global and its affiliates and $44,999,913 to repurchase 1,598,434 shares of its common stock from certain of its stockholders.

In addition to the above, Decolar.com, Inc. also granted RSUs and share options to certain of our directors and employees. In 2015, Decolar.com, Inc. granted 90,626 RSUs. As of August 31, 2017, the Company and our predecessor, Decolar.com, Inc., have collectively granted an aggregate of 3,775,000 share options to our employees to purchase an aggregate of 3,775,000 ordinary shares in the past three years, in consideration of their past and future services to us. On various dates between May 7, 2014 and April 9, 2015, Decolar.com, Inc. issued and sold an aggregate of 280,000 shares of common stock upon exercise of options issued under the 2008 Stock Plan for aggregate consideration of $280,000, with a per share exercise price of $1.00. Such securities issuances were exempt from the registration requirements of the Securities Act in reliance on Regulation S, Rule 701 under the Securities Act and Section 4(a)(2) of the Securities Act. For further information, see “Management.”

Item 8. Exhibits and Financial Statement Schedules.

1. Exhibits: See Exhibit Index beginning on page II-6 of this Registration Statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement. We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

2. Financial Statement Schedules: All schedules have been omitted because they are not required, are not applicable or the required information is otherwise set forth in the audited consolidated financial statements or related notes thereto.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

3.1*	Form of Memorandum and Articles of Association of Despegar.com, Corp in the form to be adopted prior to the initial public offering

4.1*	Sixth Amended and Restated Investors’ Rights Agreement, dated as of August 29, 2017, by and among the Company and the shareholders named therein

4.2*	Fourth Amended and Restated First Refusal and Co-Sale Agreement, dated as of August 29, 2017, by and among the Company and the shareholders named therein

4.3*	Fourth Amended and Restated Voting Agreement, dated as of August 29, 2017, by and among the Company and the shareholders named therein

5.1	Opinion of Conyers Dill & Pearman, British Virgin Islands counsel of Despegar, as to the validity of the ordinary shares issued by Despegar.com, Corp.

8.1	Opinion of Conyers Dill & Pearman, British Virgin Islands counsel of Despegar, as to British Virgin Islands tax matters (included in Exhibit 5.1)

10.1†*	Amended and Restated Expedia Outsourcing Agreement dated as of July 12, 2017, among Expedia, Inc. and Decolar.com Inc., Travel Reservations S.R.L., Despegar.com.ar S.A., Decolar.com Ltda., Despegar.com Mexico S.A. de C.V., Hoytvo Servicios de Prospecção e Intermediação de Negócios Ltda., Despegar.com Peru SAC, Servicios Online SAS, Servicios Online 3351 de Venezuela C.A., Despegar.com Chile S.P.A., Despegar.com O.N.L.I.N.E. S.A., Despegar.com USA, Inc., Desoproc S.L., and La INC S.A.

10.2†*	Amended and Restated Despegar Outsourcing Agreement dated as of July 12, 2017, among Expedia, Inc., Travelscape, LLC, Vacation Spot S.L., Hotels.com L.P., AAE Travel Pte., Ltd., Expedia Lodging Partner Services, Sarl and Hotwire, Inc. and Travel Reservations S.R.L.

10.3*	Decolar.com, Inc. 2015 Stock Plan

10.4*	Despegar.com, Corp. 2016 Stock Incentive Plan

21.1*	List of Subsidiaries of Despegar

23.1*	Consent of Price Waterhouse & Co. S.R.L.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page to the Registration Statement)

*	Previously filed
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the Securities and Exchange Commission.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina on September 19, 2017.

DESPEGAR.COM, CORP.

By:	/s/ Juan Pablo Alvarado
Name: Juan Pablo Alvarado
Title: General Counsel

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 19, 2017.

	Name	Title

By:	*	Director and Chief Executive Officer (principal executive officer)
Name: Damián Scokin

By:	*	Chief Financial Officer (principal financial officer and principal accounting officer)
Name: Michael Doyle

By:	*	Director (Chairman)
Name: Jason Lenga

By:	*	Director
Name: Rodrigo Catunda

By:	*	Director
Name: Nilesh Lakhani

By:	*	Director
Name: Gary Morrison

By:	*	Director
Name: Martín Rastellino

By:	*	Director
Name: Mario Eduardo Vázquez

By:	/s/ Donald J. Puglisi	Authorized Representative in the United States
Name: Donald J. Puglisi

*By:	/s/ Juan Pablo Alvarado
Name:	Juan Pablo Alvarado
Title:	Attorney-in-Fact